EXHIBIT 5.1
[Letterhead of Nortel Networks Corporation]
June 24, 2008
Nortel Networks Corporation
195 The West Mall
Toronto, Ontario
Canada M9C 5K1
Dear Sirs/Mesdames:

Re:	Nortel Networks Corporation — Form S-8 Registration Statement under the Securities Act of 1933, as amended
I am Deputy General Counsel and Corporate Secretary of Nortel Networks Corporation, a corporation organized under the laws of Canada (the “Registrant”). This opinion is being furnished to you in connection with the Registrant’s Registration Statement on Form S-8 (the “Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of an aggregate of 14,000,000 of the Registrant’s common shares, without par value (“Shares”), which may be issued under the Nortel 2005 Stock Incentive Plan, As Amended and Restated.
In rendering this opinion, I have examined:
(a)	the Restated Certificate and Articles of Incorporation of the Registrant;

(b)	By-Law No. 1 of the Registrant; and

(c)	the Nortel 2005 Stock Incentive Plan, As Amended and Restated.
I have also:
(a)	made such inquiries and examined originals (or copies certified or otherwise identified to my satisfaction) of documents, corporate records and other instruments and made such examination of the law as I have deemed necessary or appropriate to enable me to render this opinion;

(b)	assumed that the signatures on the documents I have examined are genuine; and

(c)	assumed that, at the time of the issuance of the Shares, the Registrant will have received the full amount of the consideration therefore.

I am qualified to practice law solely in the Province of Ontario, Canada and express no opinion as to any laws or matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.
Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly and validly authorized, and will be if and when issued, validly issued and outstanding as fully paid and non-assessable common shares of the Registrant.
I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and the reference to my name in Item 8 of the Registration Statement without admitting that I am an “expert” within the meaning of the Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.
This opinion is furnished solely for your benefit in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose.
Yours truly,
/s/ Gordon A. Davies
Gordon A. Davies
Deputy General Counsel and Corporate Secretary